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EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of AVI BioPharma, Inc. for the registration of shares of its common stock to be exchanged for the common stock and preferred stock of eXegenics Inc. and to the incorporation by reference of our report dated February 28, 2003, with respect to the financial statements of eXegenics Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission

ERNST & YOUNG LLP

Dallas, Texas
July 23, 2003

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  EXHIBIT 23.2